Exhibit 8.1

[Stradling Yocca Carlson & Rauth Letterhead]

February 24, 2003

Fidelity National Financial, Inc.
4050 Calle Real
Santa Barbara, California 93110

ANFI, Inc.
1111 Katella Avenue, Suite 220
Orange, California 92867

Ladies and Gentlemen:

     You have requested our opinion regarding certain United States federal income tax consequences of the merger (the “Merger”) of ANFI, Inc., a California corporation (“Company”), with and into ANFI Merger Sub, Inc., a California corporation (“Sub”), and a wholly owned subsidiary of Fidelity National Financial, Inc., a Delaware corporation (“Parent”), as described in the Registration Statement on Form S-4 declared effective by the Securities and Exchange Commission (which contains a Proxy Statement/Prospectus) Registration No. 333-103067 (“Registration Statement”). The Merger is to be effected pursuant to the Agreement and Plan of Merger dated as of January 9, 2003 (the “Merger Agreement”), among Parent, Sub and Company. Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

     In delivering this opinion, we have reviewed and relied upon the facts, statements, descriptions and representations set forth in the Registration Statement, the Merger Agreement (including exhibits) and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also received and relied upon certificates of officers of Parent, Sub and Company (the “Officers’ Certificates”). We have assumed that the Officers’ Certificates will be updated as of the Effective Time and that such updated Officers’ Certificates will be duly executed and delivered by the appropriate officers of Parent, Sub and Company. We have assumed the representations referred to in this letter remain accurate in all respects at all relevant times and we have made no investigation or inquiry whatsoever with respect to the accuracy of any such representations. Any variance of the actual facts or the representations contained in the Officers’ Certificates could materially affect our opinion as expressed herein and possibly render it wholly or partially inapplicable.

Fidelity National Financial, Inc.
ANFI, Inc.
February 24, 2003
Page Two

     In connection with rendering this opinion, we have also assumed (without any independent investigation) that:

     1.     Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

     2.     Any statement made in any of the documents referred to herein as being “to the knowledge of,” “to the best of the knowledge” or the intention of any person or party, is correct without such qualification;

     3.     All facts, statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such positions; and

     4.     The Merger will be reported by Parent, Sub and Company on their respective federal income tax returns in a manner consistent with the opinion set forth below.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof), the Merger is effective under applicable state law, and the statements set forth in the Officers’ Certificates are true and correct as of the date hereof and at the Effective Time, then, for federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a)(2)(D) of the Code.

     This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     This opinion addresses only the qualification of the Merger as a reorganization under Section 368(a) of the Code. This opinion does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with, or in contemplation of, the Merger).

Fidelity National Financial, Inc.
ANFI, Inc.
February 24, 2003
Page Three

     No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     This opinion has been delivered to you solely for the purpose of being included as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any person, other than the addressees, without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of our name under the heading “Certain U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations promulgated thereunder, or that we are experts with respect to any portion of the Registration Statement within the meaning of the term “experts” as used in the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Stradling Yocca Carlson & Rauth STRADLING YOCCA CARLSON & RAUTH a Professional Corporation